Exhibit 99.1

Contact:
Solar EnerTech Corp.	CCG Investor Relations
Phone: +86-21-6886-2220	Mr. Mark Collinson, Partner
http://www.solarE-power.com	Phone : +1-310-954-1343
Email : mark.collinson@ccgir.com
www.ccgirasia.com

For Immediate Release

Solar EnerTech Corp. Announces Second Quarter of Fiscal Year 2011
Unaudited Financial Results and Appoints New Chief Financial Officer

Mountain View, CA, May 13, 2011 – Solar EnerTech Corp. (OTCQB: SOEN) (the "Company") today announced unaudited financial results for the second quarter ended March 31, 2011.

Second Quarter 2011 Highlights:
•
Revenue for the second quarter 2011 was $10.7 million, composed of $10.4 million in solar module sales and $0.3 million in solar cell sales.  This compared to $17.8 million of sales in the same quarter a year ago, composed of $13.4 million in solar module sales, $3.5 million in solar cell sales and $0.9 million in resale of raw materials.

•
Net loss for the second quarter 2011 decreased by $16.1 million to $3.1 million from a loss of $19.2 million in the second quarter of the prior year.  Net loss for the second quarter 2011 included $ $0.7 million in non-cash stock compensation expenses.

SOLAR MODULES
	Q-2 2011	Q-2 2010	% Increase (Decrease)
Solar Module Shipments	6.0 MW	7.8 MW	(23%)
Avg. Selling Price ($ / watt)	$1.68	$1.70	(1%)

	FY 2011 YTD	FY 2010 YTD	% Increase (Decrease)
Solar Module Shipments	14.0 MW	15.7 MW	(11%)
Avg. Selling Price ($ / watt)	$1.81	$1.82	(1%)

Total module shipments decreased 23% to 6.0 MW in the second quarter of fiscal year 2011 compared to 7.8 MW in the second quarter of fiscal year 2010.

Revenue for the second quarter of fiscal year 2011 decreased 40% to $10.7 million compared to $17.8 million in the second quarter a year ago. Revenue for the second quarter of fiscal year 2011 was comprised of approximately $10.4 million in solar module sales and $0.3 million in solar cell sales. 98% of the solar module sales were sold to Europe and Australia. Revenue for the second quarter of fiscal year 2010 was comprised of approximately $13.4 million in solar module sales, $3.5 million in solar cell sales and $0.9 million in resale of raw materials. The decrease in revenue compared to the prior year period was driven by the decrease in average selling price for solar modules from $1.70 per watt in the three months ended March 31, 2010 to $1.68 per watt in the three months ended March 31, 2011. The decrease was also due to a decrease in solar module shipments from 7.8 MW in the three months ended March 31, 2010 to 6.0 MW in the three months ended March 31, 2011. The decline in shipments was mainly due to the installation of newly bought PECVD equipment which, combined with the Chinese New Year holiday, led to an extended period during which Solar EnerTech ceased production. In addition, Australia flooding during February and March 2011 has also slowed sales activities.

Gross profit for the second quarter of fiscal year 2011 decreased to a loss of $0.2 million compared to $0.9 million in the second quarter of fiscal year 2010. Gross margin for the second fiscal quarter 2011 was negative 2% compared to 5% in the same prior year period. The decrease in gross profit was primarily due to an increase in raw material prices, specifically silicon wafer prices. Silicon wafer prices increased approximately 8% from RMB 16.2 per piece during the three months ended March 31, 2010 to RMB 17.5 per piece during the three months ended March 31, 2011.

Total operating expenses for the second quarter of fiscal year 2011 were $2.1 million, which included $0.7 million in non-cash stock compensation expenses. Excluding this non-cash item, operating expenses for the second quarter of fiscal year 2011 were $1.4 million, or 13% of total sales. By comparison, total operating expenses for the second quarter of fiscal year 2010 were $21.2 million, which included $18.5 million of non-cash charges related to losses from the extinguishment of debt and $0.9 million in non-cash stock compensation expenses. Excluding both non-cash items, operating expenses for the second fiscal 2010 quarter were $1.8 million, or 10% of total sales.

Net loss for the second quarter of fiscal year 2011 was $3.1 million, or $0.02 per basic and diluted share, compared to a net loss of $19.2 million, or $0.14 per basic and diluted share, for the same period in fiscal year 2010. The net loss in the second quarter of fiscal year 2010 primarily resulted from $18.5 million of non-cash charges related to losses from the extinguishment of debt as a result of the Conversion Agreement and the Exchange Agreement.

Leo Shi Young, the Company’s Chief Executive Officer, stated, “Our volume decreased during this period mainly because reduced output due to the floods in Australia caused our customers to slow down their intake, as well as a low season during the Chinese New Year break, combined with the halt in our production while we installed and calibrated a new PECVD machine. While this caused our performance for our second quarter to fall short, this was a necessary investment in our future productivity to address our production bottle neck caused by the lack of a high quality PECVD.”

“For the quarters to come, we expect to see our volume going back to normal and then increase to a much higher level as we maximize our production. We also expect to be able to reduce overall cost through aggressively managing our costs and increase our margins by further increase efficiency of our solar cells. The primary goal of management is to steer the Company to profitability within this fiscal year.” concluded Mr. Young.

Six Month Results

Revenue for the six months ended March 31, 2011, was $26.2 million compared to $35.4 million for the same period in fiscal year 2010, a decrease of 26%.  Gross profit for the six months ended March 31, 2011 was $0.9 million compared to $2.9 million for the six months ended March 31, 2010.  Total operating expenses were negative $1.3 million, or 5% of sales, compared to $23.6 million, or 66% of sales, for the same period last year, a decrease of 105%.

Net income for the six months ended March 31, 2011 was $1.8 million, or $0.01 per basic and diluted share compared to a net loss of ($23.1) million, or ($0.20) per basic and diluted shares in the same period in fiscal year 2010. The net income in the six months ended March 31, 2011 primarily resulted from $5.8 million of reversal of payroll related tax accrual. A majority of net loss in the six months ended March 31, 2010 is attributed to the debt restructuring. In the six months ended March 31, 2011, the Company recorded a non-cash loss on debt extinguishment amounting to $0 million compared to a non-cash loss on debt extinguishment amounting to $18.5 million in the same period in fiscal 2010.

Financial Position

As of March 31, 2011, the Company’s assets included $1.7 million in cash and cash equivalents, $5.9 million of accounts receivable, $0.5 million of prepayments primarily for the purchase of raw materials, $5.0 million of inventories on hand and $0.3 million of VAT and other receivables.

Additionally, as of March 31, 2011, the Company’s liabilities included $9.4 million of accounts payable, customer advance payments and accrued liabilities, $0.7 million of short-term loans, $0.3 million of derivative liabilities and $0.7 million of warrant liabilities. As of March 31, 2011, the Company also recorded a $1.5 million liability for an outstanding Series B-1 convertible note. The note bears interest at 6% per annum and is due on March 19, 2012.

Appointment of new Chief Financial Officer

The Company is pleased to announce the appointment of Susan Yao as its new Chief Financial Officer, effective May 16, 2011. Ms. Yao will be responsible for the Company's worldwide finance and accounting functions.  Ms. Yao has over 14 years of work experience in accounting and finance in multinational corporations. Prior to joining the Company, Ms. Yao served as Financial Controller at Shanghai Shen-Mei Beverage & Food Co., Ltd., a Coca-Cola subsidiary in China from May 2010 to May 2011. Prior to her position at Coco-Cola, Ms. Yao was Deputy Finance Chief at Shanghai SVA-NEC Liquid Crystal Display Co., Ltd. for six years and previous to that worked at Shanghai Hewlett-Packard Co., Ltd. as a costing supervisor.

Ms. Yao began her career at Shanghai Jiao Tong University as an accounting lecturer. She holds a bachelor’s degree in both accounting and economic law from Jiangxi University of Finance and Economics and a master’s degree in accounting from the Shanghai University of Finance and Economics.

The Company’s former Chief Financial Officer, Mr. Steve Ye, resigned as an employee of the Company on April 1, 2011 for personal reasons though he continues to serve as the Company’s Chief Financial Officer up until Ms. Yao’s start date.  Mr. Ye’s resignation is not in connection with any known disagreement with the Company on any matter.

“We appreciate Mr. Ye’s contributions as our Chief Financial Officer over the past years and we are glad to have Ms. Yao joining the team at Solar EnerTech,” said Mr. Leo Young, Chief Executive Officer of the Company. “With the appointment of Ms. Yao, we expect to benefit from her professional experience and to continue to practice excellent financial reporting procedures and to meet all regulatory standards.”

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25 MW solar cell production lines and a 50 MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.  For additional information regarding the Company, please visit http://www.solarE-power.com.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Sales	$10,680,000	$17,751,000	$26,187,000	$35,444,000
Cost of sales	(10,927,000)	(16,824,000)	(25,318,000)	(32,586,000)
Gross profit (loss)	(247,000)	927,000	869,000	2,858,000

Operating expenses:
Selling, general and administrative	2,054,000	2,550,000	4,405,000	4,768,000
Research and development	84,000	125,000	153,000	233,000
Loss (gain) on debt extinguishment	-	18,549,000	(32,000)	18,549,000
Reversal of payroll related tax accrual	-	-	(5,817,000)	-
Total operating (income) expenses	2,138,000	21,224,000	(1,291,000)	23,550,000

Operating income (loss)	(2,385,000)	(20,297,000)	2,160,000	(20,692,000)

Other income (expense):
Interest income	1,000	1,000	4,000	4,000
Interest expense	(109,000)	(899,000)	(180,000)	(5,324,000)
Gain (loss) on change in fair market value
of compound embedded derivative	(120,000)	294,000	82,000	398,000
Gain (loss) on change in fair market value
of warrant liability	(241,000)	2,055,000	225,000	2,976,000
Other expense	(292,000)	(312,000)	(450,000)	(444,000)
Net income (loss)	$(3,146,000)	$(19,158,000)	$1,841,000	$(23,082,000)

Net income (loss) per share - basic	$(0.02)	$(0.14)	$0.01	$(0.20)
Net income (loss) per share - diluted	$(0.02)	$(0.14)	$0.01	$(0.20)

Weighted average shares outstanding - basic	161,016,757	140,801,393	160,713,348	114,240,342
Weighted average shares outstanding - diluted	161,016,757	140,801,393	171,648,421	114,240,342

Solar EnerTech Corp
Consolidated Balance Sheets

	March 31, 2011	September 30, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,687,000	$6,578,000
Accounts receivable, net of allowance for doubtful account of
$443,000 and $42,000 at March 31, 2011 and September 30, 2010, respectively	5,867,000	6,546,000
Advance payments and other	528,000	1,274,000
Inventories, net	5,037,000	4,083,000
VAT receivable	55,000	870,000
Other receivable	280,000	690,000
Total current assets	13,454,000	20,041,000
Property and equipment, net	9,194,000	8,874,000
Other assets	743,000	735,000
Deposits	103,000	102,000
Total assets	$23,494,000	$29,752,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$6,889,000	$7,895,000
Customer advance payment	392,000	2,032,000
Accrued expenses	2,087,000	2,596,000
Accounts payable and accrued liabilities, related parties	-	5,817,000
Short-term loans	727,000	1,312,000
Convertible notes, net of discount	1,504,000	-
Derivative liabilities	327,000	-
Warrant liabilities	677,000	-
Total current liabilities	12,603,000	19,652,000
Convertible notes, net of discount	-	1,531,000
Derivative liabilities	-	422,000
Warrant liabilities	-	902,000
Total liabilities	12,603,000	22,507,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 171,473,177 and 170,338,954 shares issued and outstanding at March 31, 2011 and
September 30, 2010, respectively	171,000	170,000
Additional paid in capital	99,112,000	97,656,000
Other comprehensive income	3,103,000	2,755,000
Accumulated deficit	(91,495,000)	(93,336,000)
Total stockholders' equity	10,891,000	7,245,000
Total liabilities and stockholders' equity	$23,494,000	$29,752,000